Exhibit 10.37

891 Daechi-dong, Kangnam-gu, Seoul,
135-178, Korea
Tel: 82-2-6903-3487
www.magnachip.com

Confidential

September 27, 2013

Theodore S. Kim

Dear Mr. Kim:

MagnaChip Semiconductor, Ltd. (“MagnaChip”) is pleased to present you with an offer for employment in the position of Senior Vice President and General Counsel of the Company, reporting to Sang Park, Chief Executive Officer. We believe that you have significant potential to make valuable contributions to MagnaChip, and we hope you will find your employment with us to be a rewarding experience.

You will be based at MagnaChip’s Seoul office, but will be expected to travel as needed within Korea and to other destinations as the job may require. The expected start date of your employment is 28th day of October, 2013.

Your annual salary will be USD 280,000 per annum. You will be paid in accordance with MagnaChip’s normal payroll practices and your compensation will be subject to payroll deductions and all required withholdings. Annual salary increases will be determined by MagnaChip in accordance with MagnaChip’s internal policies and procedures. You will be eligible to earn an annual incentive of up to 30% of your base salary. The annual incentive will be based on company performance and attainment of your management objectives under a plan to be established and approved the Board of Directors of MagnaChip Semiconductor Corporation (the “Board”). MagnaChip may from time to time in its sole discretion adjust the salary and benefits paid to you and its other employees in the normal course of operations.

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Upon approval by the Board, you will be granted options to purchase 50,000 shares of MagnaChip Semiconductor Corporation (the “Option”) pursuant to the MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan (the “Plan”) at the exercise price equal to the fair market value of a common unit on the date of grant at the time you begin your employment. The Option shall become vested and exercisable over three (3) years from the commencement date of your employment in accordance with the Plan. Prior to receiving the Option, you must execute an option agreement in the form as approved by the Board.

You will be eligible to participate in MagnaChip’s employee benefits programs for which you qualify and as are applicable to other MagnaChip employees of your level based in Korea. In addition to that, you shall be entitled to the following expatriate provisions:

Visas and Work Permits. The Company shall provide the necessary services and cover the cost to obtain the necessary visas and/or work permits to enable you and your family to legally work and stay in Korea for the duration that you are assigned to perform services in Korea.

Tax Treatment. The Company shall provide for tax equalization (taking into account only U.S. federal taxes) and tax consulting/preparation services for you for the period up to and including the date of termination of your employment (regardless of whether you are still employed by the Company at the time of any payment pursuant to this offer letter). You shall minimize taxes as permitted by applicable law.

Housing Support. The Company shall provide you with housing support for a residential space (the “apartment”) in or about the Gangnam area of Seoul. The Company shall provide support for the apartment’s monthly lease, called wolse, which will consist of (i) a deposit of up to KRW 20,000,000 and (ii) a monthly rent of up to KRW 5,000,000. In the event that the Company is unable to find an appropriate wolse arrangement, the Company shall have the right to provide you with housing support in the form of a key money deposit, called jeonse, instead of a wolse arrangement, provided that, if the Company provides jeonse, it shall be reasonably equivalent in value as the wolse. Subject to the conditions set forth herein, the Company shall enter into a lease arrangement, for your benefit, with the landlord of the apartment. Any deposit or key money deposit shall be in the Company’s name.

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School Tuition for Children. The Company shall pay gross tuition, including school bus fees, for your children at a foreign school (kindergarten through high school) in the Seoul area.

Insurance. The Company shall provide health and life insurance coverage for you and your family while in Korea that is comparable to U.S. equivalents and that is generally made available to other Company expatriate executives in Korea.

Transportation. The Company shall provide a vehicle (including all ancillary costs, such as fuel and insurance) without a driver for your use while in Korea.

Annual Vacation. You shall be entitled to annual vacation of two (2) weeks per year.

Annual Home Leave. You shall be entitled to annual home leave of ten (10) business days, with full salary and benefits for you, which shall be in addition to your annual vacation. At such times as you maintain a primary residence in Korea, the Company shall pay (or reimburse you for) the travel expenses that you and your family incur in relation to your home leave, provided that the amount that the Company shall be responsible for shall not exceed KRW 15,000,000 per year. For purposes of this clause, your family will include your spouse, children and parents.

As an employee of MagnaChip organization, you will be expected to abide by MagnaChip’s rules and regulations and sign and comply with MagnaChip’s form employment agreement for employees based in Korea that includes confidentiality and non-competition provisions.

Your employment relationship with MagnaChip is at-will, although you will be eligible for severance programs as required by Korean law. This employment offer is conditional upon you obtaining the appropriate visas and/or permission to work at MagnaChip in the Republic of Korea. You may terminate your employment with MagnaChip at any time and for any reason whatsoever simply by notifying us. Likewise, MagnaChip may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Upon termination of your employment by MagnaChip without cause, MagnaChip will pay you: (i) severance in the form of a continuation of your salary, at the rate in effect on the date of the involuntary termination without cause, for a period of six (6)

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months, commencing on the date following the date of the involuntary termination, and (ii) payment of the annual incentive, in a prorated amount based on (A) the number of days you were actually employed during the applicable plan year and (B) deemed satisfactory performance by you and MagnaChip; provided that the severance payable to you shall be reduced to the extent that the Company makes any severance payments to you pursuant to the Korean Commercial Code or any other statute.

This letter forms the complete and exclusive offer of your employment with MagnaChip. No other representative has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing. Any such modification or agreement must be in writing and signed by Sang Park, CEO, or Sang-Lyun Oh, HR Director, and must clearly and expressly specify an intent to change the at-will nature of your employment.

We look forward to your participation in the future growth of MagnaChip. Please indicate your acceptance of this offer of employment by signing in the space below. Please e-mail an executed copy of this letter to me as soon as possible, with the original to follow by mail.

Sincerely,

MAGNACHIP SEMICONDUCTOR, LTD.

Sanglyun Oh
SVP and Director of HR
MagnaChip Semiconductor, Ltd.

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THIS EMPLOYMENT OFFER IS WHOLLY AGREED AND ACCEPTED BY:

/s/ Theodore S. Kim
Theodore S. Kim